Exhibit 99.1

Civista Bancshares Names Mark J. Sams Senior Vice President and Chief Revenue Officer

SANDUSKY, Ohio, October 1, 2026 — Civista Bancshares, Inc. (NASDAQ: CIVB) ("Civista") is pleased to announce the appointment of Mark J. Sams as Senior Vice President and Chief Revenue Officer. Mr. Sams will serve on the executive leadership team of both Civista Bancshares and Civista Bank.

Sams oversees Treasury Management, Wealth Management, Private Banking, Healthcare Solutions, and other strategic growth initiatives. He has led those business lines since January 2026, when he was promoted to Senior Vice President, Senior Revenue Officer.

"Mark's leadership sits at the center of our growth strategy," said Chuck Parcher, President and CEO of Civista Bank. "He has the credit discipline and the market experience this bank wants guiding these lines of business."

Sams brings more than 25 years of banking experience spanning commercial banking, credit administration, business development, risk management, and executive leadership. He joined United Community Bank in 2014 as Chief Credit Officer and became part of Civista Bank as Regional Market Executive for Cincinnati and Southeast Indiana following Civista's 2018 acquisition of UCB.

Sams is a graduate of the Graduate School of Banking at the University of Wisconsin–Madison and holds a Bachelor of Science in Business Administration from the University of Illinois. He serves as Secretary of the Civista Charitable Foundation and Treasurer of Dearborn Community Development Company.

About Civista Bancshares

Civista Bancshares, Inc., is a $4.3 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 44 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Bank also offers commercial equipment leasing services for businesses nationwide through its Civista Leasing and Finance Division. Civista Bancshares' common shares are traded on the NASDAQ Capital Market under the symbol "CIVB". Learn more at www.civb.com.

For additional information, contact:

Chuck Parcher

President and CEO

Civista Bancshares, Inc.

888-645-4121